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                  SURREY, INC. ("SURREY" OR THE "COMPANY")          EXHIBIT 1.2
                         SELECTED DEALERS AGREEMENT


                                625,000 Units




              (Each Unit consists of two shares of Common Stock,
                  no par value per share, and one Redeemable
                        Common Stock Purchase Warrant)



A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AND SUCH REGISTRATION STATEMENT WAS DECLARED
EFFECTIVE ON                        , 1997. THIS COMMUNICATION SHALL NOT
CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


Dear Sirs:


     1. STUART, COLEMAN & CO., INC. (hereinafter "Stuart, Coleman"), named as the Representative in the enclosed Prospectus (the "Representative"), proposes to offer on a "firm commitment" basis, subject to the terms and conditions and execution of the Underwriting Agreement, a maximum of 625,000 units (the "Units") including the over-allotment option. Each Unit consists of two (2) common shares, no par value ("Common Share") and one (1) redeemable Common Share Purchase Warrant (the "Warrant") to purchase one (1) Common Share
at an exercise price of $4.80, at an offering price per Unit of $____.   The
Warrants expire on                     , 2002, and are separable sixty (60) days
after the Effective Date or sooner at the option of the Representative. The Representative may decide to withdraw the Units immediately after the thirty
(30) day minimum inclusion period. The Warrant is exercisable at any time during the five (5) year term of the Warrant (the "Warrant Exercise Period"). The Warrants are callable by the Company on thirty (30) days prior written notice at a price of $.01 per Warrant commencing one (1) year after the Closing Date and terminating at the end of the Warrant Exercise Period, at any time the Common Stock trades at a price over $5.00 for twenty (20) consecutive trading days. The Company has granted Stuart Coleman an option to purchase from the Company up to an additional 93,750 Units to cover over-allotments. In addition the Company has agreed to sell to the Representative, for a price of $.0005 per warrant, warrants to purchase up to 62,500 Units (one (1) Warrant for each ten
(10) Units sold) at a price per Unit equal to one hundred and twenty (120%) percent of the per Unit offering price ("Representative's Warrants").

     2. The Representative is soliciting Selected Dealers who are (1) registered with the Securities and Exchange Commission (the "Commission") as broker-dealers under the Securities Exchange Act of 1934, as amended (the "1934 Act"), and (2) members in good standing with the National Association of Securities Dealers, Inc. (the "NASD") to offer for sale on a "firm commitment" basis, pursuant to the terms and conditions hereof and, as agent on behalf of the Company, Units at a price of $8.125 per Unit. Such Selected Dealers will, in turn, receive a commission (_% of offering price) or $____ per Unit.





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     3. Your offer to sell the Units on a "firm commitment" basis may be revoked in whole or in part without obligation or commitment of any kind by you any time prior to acceptance by us. Subject to the foregoing, upon execution by you of the offer to sell on a "firm commitment" basis as set forth below and the return of same to us, you shall be deemed to have offered to sell, on a "firm commitment" basis, the number of Units set forth in your offer at $8.125 per Unit. Any oral notice by us of acceptance of your offer shall be immediately followed by written or telegraphic confirmation preceded or accompanied by a copy of the Prospectus. If a contractual commitment arises hereunder, all the terms of this Selected Dealers Agreement shall be applicable.


     4. If your offer to sell the Units is accepted, you agree that in selling the Units you will make a bona fide public distribution of same. You agree that, prior to the termination of this Agreement, you will not offer to sell the Units for less than the public offering price. You will advise the Representative upon request of the number of Units you are offering which remain unsold and the Representative shall have the right to offer such Units for sale upon five (5) days written notice to you.

     5. All orders will be strictly subject to confirmation and the Representative reserves the right in its uncontrolled discretion to reject any order in whole or in part, to accept or reject orders in the order of their receipt or otherwise, and to allot. Neither you nor any other person is authorized by the Company or the Representative to give any information or make any representations other than those contained in the Prospectus in connection with the sale of any of the Units. No dealer is authorized to act as agent for the Representative when offering the Units to the public or otherwise.


     6. Payment for Units purchased by you is to be made on or before five business days after the date of each confirmation by a certified or official bank check, by wire transfer to the order of Stuart, Coleman, & Co., Inc., 11 West 42nd Street, New York, New York 10036 or by funds cleared through the Depository Trust Company ("DTC") at the public offering price less the above commission against delivery of the Units. If such payment is not made at such time, you agree to pay us interest on such Funds at the prevailing broker's loan rate.

     7. No expenses shall be charged to Selected Dealers. A single transfer tax, if payable, upon the sale of the Units by us to you will be paid when such Units are delivered to you. However, you shall pay any transfer tax (other than the single transfer tax described above) in the event that any such tax shall from time to time be assessed against you and other Selected Dealers as a group or otherwise.


     8. A registration statement covering the offering was filed with the Commission with respect to the Units and such registration statement was
declared effective on               , 1997.  Each Selected Dealer in selling
Units pursuant hereto agrees (which agreement shall also be for the benefit of the Company) that it will comply with the applicable requirements of the Securities Act of 1933, as amended (the "1933 Act"), and of the 1934 Act and any applicable rules and regulations issued under said Acts. No person is authorized by the Company or by the Representative to give any information or to make any representations other than those contained in the Prospectus in connection with the sale of the Units. Nothing contained herein shall render the Selected Dealers members of an underwriting group or partners with the Representative or with one another.



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     9. You will be informed by the Representative as to the states in which it has been advised by Company counsel that the Units have been qualified for sale or are exempt under the respective securities or "Blue Sky" laws of such states, but the Representative has not assumed and will not assume any obligation or responsibility as to the right of any Selected Dealer to sell Units in any state. Selected Dealer hereby indemnifies and holds
Representative harmless from and against any fines, judgments, lawsuits, complaints or otherwise, including reasonable attorneys' fees, incurred by Representative as a result of the selling of any Units contrary to the terms of the Blue Sky Memorandum provided to Selected Dealer prior to the sale of any Units.

     10. The Representative shall have full authority to take such action as it may deem advisable in respect of all matters pertaining to the offering or arising thereunder. The Representative shall not be under any liability to you, except such as may be incurred under the 1933 Act and the rules and regulations thereunder, except for lack of good faith and except for obligations assumed by the Representative in this Agreement, and no obligation on the Representative's part shall be implied or inferred herefrom.

     11. Selected Dealers will be governed by the conditions herein set forth until this Agreement is terminated. This Agreement will terminate when the offering is completed. Nothing herein contained shall be deemed a commitment on our part to offer you Units to sell on a "firm commitment" basis; such contractual commitment can only be made in accordance with the provisions of paragraph 3 hereof.

     12. You represent that you are (i) a member in good standing with the NASD and registered as a broker-dealer with the Commission or (ii) a dealer with its principal place of business located outside the United States, its territories and its possessions and not registered as a broker or dealer under the 1934 Act who has agreed not to make any sales within the United States, its territories and its possessions or to persons who are naturals thereof or residents therein. As a Selected Dealer you have agreed to comply with the provisions of Rule 2740 of the NASD Conduct Rules and, if any such dealer is a foreign dealer and not a member of the NASD, such Selected Dealer also has agreed to comply with the NASD's interpretation with respect to free-riding and withholding, to comply, as though it were a member of the NASD, with the provisions of Rules 2730 and 2750 of such Conduct Rules and to comply with Rule 2420 of such Conduct Rules as that Rule applies to non-member foreign dealers.

     13. On becoming a Selected Dealer, and in offering and selling the Units, you agree to comply with all the applicable requirements of the 1933 Act, as amended and the 1934 Act. You confirm that you are familiar with Rule 15c2-8 under the 1934 Act relating to the distribution of preliminary and final prospectuses for securities of an issuer (whether or not the issuer is subject to the requirements of Section 13 or 15(d) of the 1934 Act and confirm that you have complied and will comply therewith.

     14. You, by your confirmation below, represent that neither you nor any of your directors, officers, partners or "persons associated with you" (as defined in the Bylaws of the NASD) nor, to your knowledge, any "related persons' (as defined by the NASD in its Corporate Financing Rules) have participated or intend to participate in any transaction or dealings as to which documents or information are required to be filed with the NASD pursuant to such Interpretation or its Statement of Policy Concerning Venture Capital and



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Other Investment, as amended, and as to which such documents or information have not been so filed in a timely manner.

     15. The Company has indemnified the Representative and the several underwriters, pursuant to the terms of Section 7 of the Underwriting Agreement
dated as of                          , 1997, and Selected Dealers are hereby
included by the Representative in such indemnification.

     16. In addition to compliance with the provisions of paragraph 10 hereof, you will not, until advised by us in writing or by wire that the entire offering has been distributed and closed, bid for or purchase Units of the Company in the open market or otherwise make a market in such Units or otherwise attempt to induce others to purchase Units in the open market. Nothing contained in this paragraph 11 shall, however, preclude you from acting in the execution of unsolicited orders of customers in transactions effectuated for them through a market maker.

     17. All communications from you should be directed to Helene K. Netter, Esq., Syndicate Department, Stuart, Coleman & Co., Inc., 11 West 42nd Street, New York, New York 10036. All communications from us to you shall be directed to the address to which this letter is mailed.

                                        Very truly yours,

                                        STUART, COLEMAN & CO., INC.


                                        By:
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                                        By:
                                           -------------------------------
                                           Authorized Officer


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Stuart, Coleman & Co., Inc.
11 West 42nd Street
New York, New York  10036


     The undersigned hereby subscribes for ____ Units of Surrey, Inc. ("Surrey") as per the terms and conditions of the Selected Dealer's Agreement and acknowledges receipt of the Prospectus relating to the Surrey Units.

     We confirm that we are either (a) a member in good standing of the NASD or
(b) a dealer with its principal place of business located outside the United States, its territories and its possessions and not registered as a broker or dealer under the Securities Exchange Act of 1934, as amended, who hereby agrees not to make any sales within the United States, its territories and its possessions to persons who are nationals thereof or residents therein. We agree to comply with the provisions of Rule 2740 of the NASD Conduct Rules, and, if we are a foreign dealer and not a member of the NASD, we also agree to comply with the NASD's interpretation with respect to free-riding and withholding set forth in Rules 2730 and 2750 of such Conduct Rules as if we were a member of the NASD, and to conduct with Rule 2420 of such Conduct Rules as that Rule applies to non-member foreign dealers.


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                                        By:
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                                        Address:
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Dated:                                  ---------------------------------------




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